Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of the 10th day of June, 2009 (the “Effective Date”) by and between SmithKline Beecham Corporation, doing business as GlaxoSmithKline, a Pennsylvania corporation located at One Franklin Plaza, Philadelphia, PA 19102 (“SB”), Glaxo Group Limited, a private limited company incorporated in England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, England UB6 0NN (“GGL,” and together with SB, “GSK”) and Orexigen Therapeutics, Inc., a Delaware corporation located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037 (“Orexigen”). GSK and Orexigen are sometimes collectively referred to herein as the “Parties” and separately as a “Party.”

WHEREAS, GSK is the owner of all right, title and interest in and to the Licensed Patents (as hereinafter defined); and

WHEREAS, Orexigen desires to obtain a non-exclusive license from GSK under the aforesaid Licensed Patents to develop and commercialize Licensed Product in the Field in the Territory (as each such term is hereinafter defined) as set forth herein, and GSK is willing to grant Orexigen such license.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, Orexigen and GSK hereby agree as follows:

Article 1. Definitions.

Section 1.1 As used herein, the following capitalized terms will have the meanings set forth below when used in this Agreement, and all terms defined in the singular will have the same meanings when used in the plural (and vice versa), unless otherwise specified.

“AAA” will have the meaning set forth in Section 10.1.

“Affiliate(s)” of a Party or Person means any Person(s), whether directly or indirectly, Controlling, Controlled by, or under common Control with, such Party or Person, as applicable.

“Agreement” will have the meaning set forth in the Preamble.

“Applicable Law” means all provisions of any and all federal, national, state, provincial or local statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from governmental authorities in the Territory that apply to the use or regulation of the Licensed Product.

“Business Day” means any day other than a day that is a Saturday, a Sunday, a federal holiday in the United States.

“Change of Control” means the occurrence of any of the following events:

(a) a merger or consolidation of Orexigen with or into any other corporation or other entity or person;

(b) a sale, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Orexigen’s assets;

(c) a liquidation or dissolution of Orexigen; or

(d) a sale or transfer of Orexigen’s voting securities in one transaction or a series of related transactions that will result in the transfer of ownership of fifty percent (50%) or more of the voting securities of Orexigen or in one Person or an affiliated group of Persons owning fifty percent (50%) or more of the voting securities of Orexigen;

provided, that the following events shall not constitute a “Change of Control”: (i) a merger, sale, transfer or consolidation of Orexigen in which the holders of the voting securities of Orexigen immediately prior to the merger, sale, transfer or consolidation hold at least a majority of the voting securities in the successor corporation immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of Orexigen’s assets to a wholly owned subsidiary corporation; (iii) a mere reincorporation of Orexigen; or (iv) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held Orexigen’s securities immediately before such transaction; provided further, that in the cases of clauses (ii), (iii) and (iv), such subsidiary, reincorporated entity or holding company shall sign a joinder to this Agreement agreeing to be jointly and severally responsible for all of Orexigen’s obligations and liabilities hereunder.

“Claim” has the meaning set forth in Section 10.2.

“Confidential Information” means any and all information disclosed to or obtained by the Parties pursuant to or in connection with the negotiation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and any and all information regarding, related to, or associated with any or all elements of this Agreement including the Licensed Patents; provided, however, that Confidential Information will not include information that: (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes part of the public domain, except through breach of this Agreement; (iii) a Party can demonstrate by reasonable proof was in its possession prior to the time of disclosure by the other Party hereunder, and was not acquired directly or indirectly from the other Party; (iv) a Party can demonstrate by reasonable proof was developed by or on behalf of such Party independent of and without reference to the other Party’s Confidential Information; or (v) becomes available to a Party from a Third Party who did not acquire such information directly or indirectly from the other Party and who is not otherwise prohibited from disclosing such information.

“Control” means (i) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Party or Person, as applicable, or (ii) the power to direct decisions of such Party or Person, as applicable, including, without limitation, the power to direct management and policies of such Party or Person, as applicable, whether by reason of ownership, by contract or otherwise (and the expressions “Controlling” and “Controlled” shall be construed accordingly).

“Disclosing Party” will have the meaning set forth in Section 5.1.

“Dispute” will have the meaning set forth in Section 10.1.

“Dispute Notice” will have the meaning set forth in Section 10.1.

“Effective Date” will have the meaning set forth in the Preamble.

“FDA” means the United States Food and Drug Administration.

“Field” means the treatment of obesity and disorders of weight management.

“GSK” will have the meaning set forth in the Preamble.

“GSK Indemnitees” will have the meaning set forth in Section 10.2.

“Indemnitee” will have the meaning set forth in Section 10.4.

“Indemnitor” will have the meaning set forth in Section 10.4.

“Licensed Patents” means (i) [***]; any foreign equivalents of the aforesaid patents; any patents claiming priority therefrom or common priority therewith; and all divisions, continuations, continuations-in-part, provisionals, reissues, reexaminations, substitutions or extensions thereof, whether foreign or domestic, and any patents that issue thereon, and any reissues, reexaminations renewals or extensions (including any supplemental protections certificate) of any such patent, including all foreign counterparts of any of the foregoing.

“Licensed Product” means the prescription pharmaceutical product owned or controlled by Orexigen with the trade name “Contrave®” and [***].

“Losses” will have the meaning set forth in Section 10.2.

“Major Market” means any of the United Kingdom, Germany, France, Italy and Spain.

“New Drug Application” means a New Drug Application filed with the FDA including a 505(b)(2) application.

“Orexigen” will have the meaning set forth in the Preamble.

.***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Orexigen Indemnitees” will have the meaning set forth in Section 10.3.

“Product Partnering Agreement” will have the meaning set forth in Section 3.1.

“Party” or “Parties” will have the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

“Receiving Party” will have the meaning set forth in Section 5.1.

“Regulatory Approval” means marketing approval from the FDA or from agencies in foreign jurisdictions that provide approval for marketing or distributing drugs in those jurisdictions.

“Royalty(ies)” will have the meaning set forth in Section 3.1.

“Sublicense” means the sublicense agreement with any Sublicensee.

“Sublicensee” will have the meaning set forth in Section 2.2.

“Term” will have the meaning set forth in Section 8.1.

“Territory” means all countries and territories in the world.

“Third Party” means any Person other than the Parties.

“Trade Dress” means any and all designs, colors, graphics and Trademarks of Licensed Product packaging, these elements either separately or together in combination thereof.

“Trademark” means any and all trademarks, service marks, words, phrases, slogans, designs, logos and combinations thereof used as an indication of source of Licensed Product or associated services or products.

“United States” or “U.S.” means the fifty (50) states of the United States of America, its territories and the District of Columbia.

Section 1.2 The word “including” or any variation thereof means “including without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Article 2. Patent License Grant; Covenant Not to Sue.

Section 2.1 Non-Exclusive Patent License Grant.

(i) Subject to the terms and conditions of this Agreement, including, without limitation, Section 11.3(vi), GSK, on behalf of itself and its Affiliates, hereby grants to Orexigen a non-exclusive license, with the right to grant sublicenses solely for the purposes as set forth in Section 2.2, under the Licensed Patents, to make, have made, use, sell, offer for sale and import and to file for and obtain Regulatory Approval for Licensed Product in the Field in the Territory.

(ii) Without prejudice to the provisions of Section 2.5, Orexigen expressly acknowledges and agrees that except as set forth in Section 2.1(i), neither GSK nor any of its Affiliates is in any way granting to Orexigen or any of its Affiliates or Sublicensees any rights under any patents or patent applications other than the Licensed Patents that are or may become owned by GSK or any of its Affiliates, or to which GSK or any of its Affiliates otherwise has, now or in the future the right to grant licenses and license rights or sublicenses and sublicense rights. Further, Orexigen expressly acknowledges and agrees that (a) the non-exclusive license under the Licensed Patents granted by GSK to Orexigen as provided in Section 2.1(i) is solely with respect to the making, having made, using, selling, offering for sale and importing of and filing for and obtaining Regulatory Approval of Licensed Product in the Field in the Territory; and (b) the non-exclusive license under the Licensed Patents granted by GSK to Orexigen as provided in Section 2.1(i) is in no way deemed directly or impliedly to be a license under, and Orexigen disclaims all direct or implied rights under, the Licensed Patents or any other patents that, in each case, are or may become owned by GSK or any of its Affiliates, or to which GSK or any of its Affiliates otherwise has, now or in the future, that are related to, regarding or associated in any way with the making, having made, using, selling, offering for sale or importing of any pharmaceutical product or formulation within and without the Field and within and without the Territory, other than the Licensed Product.

Section 2.2 Sublicense of Rights. Subject to the terms and conditions of this Agreement, the Parties agree that Orexigen may (without the consent of GSK) sublicense, without the right to further sublicense, any or all of its rights under this Agreement (including but not limited to those set forth in Section 2.1) to a Third Party solely (i) in connection with Regulatory Approval for the Licensed Product for Orexigen or (ii) in connection with a Product Partnering Agreement (any such party, a “Sublicensee”). Orexigen acknowledges and agrees that in no event will the Sublicense to any Sublicensee of any or all of its rights under this Agreement be deemed to relieve Orexigen of its liabilities or obligations to GSK under this Agreement. Orexigen expressly acknowledges and agrees that it will remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement. In the event that Orexigen elects to sublicense as provided in this Section 2.2(ii), it will provide GSK with written notice thereof, which notice will include the identity and address of any Sublicensee, prior to the execution of any such Sublicense by Orexigen. Orexigen represents and warrants that the terms of any such Sublicense will refer to this Agreement and Orexigen shall ensure that none of the terms of such Sublicense shall conflict with the terms of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of such Sublicense, as between Orexigen and GSK, and/or as to any rights and/or obligations under this Agreement that are sublicensed to any Sublicensee as provided herein, the terms of this Agreement will prevail.

Section 2.3 Affiliates. Either Party may contract or agree with one or more of its Affiliates to have such Affiliate perform any of such Party’s obligations herein. In no event will such use of an Affiliate be deemed to relieve a Party of its liabilities or obligations to the other Party under this Agreement. Each Party expressly acknowledges and agrees that it will remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement, whether or not such performance is carried out by such Party or any of its Affiliates.

Section 2.4 Covenant Not to Sue of Orexigen. During the term of this Agreement (and as further provided in Section 8.4), Orexigen represents and warrants that neither it nor any of its Affiliates will initiate or bring, nor will it or any of its Affiliates assist in any way any Person in pursuing, a lawsuit, proceeding, interference or any other action of any kind whatsoever that either (i) seeks a judicial determination that the Licensed Product does not infringe on any of the Licensed Patents, or (ii) challenges the validity, enforceability or scope of any of the Licensed Patents, provided, that this Section 2.4 shall not apply in the event that GSK or any of its Affiliates breaches the covenant not to sue in Section 2.5.

Section 2.5 Covenant Not to Sue of GSK. During the term of this Agreement, GSK represents and warrants that neither it nor any of its Affiliates will, under the Licensed Patents, initiate or bring a lawsuit, proceeding or other action of any kind whatsoever that claims that the making, having made, using, selling, offering for sale or importing, or seeking, obtaining or maintaining Regulatory Approval of, Licensed Product in the Field in the Territory by Orexigen, any of its Affiliates or any permitted Sublicensee is infringing the Licensed Patents, provided, that this Section 2.5 shall not apply in the event that Orexigen or any of its Affiliates breaches the covenant not to sue in Section 2.4.

Article 3. Royalty Payments to GSK.

Section 3.1 Royalties. In consideration for the non-exclusive license under the Licensed Patents granted to Orexigen by GSK pursuant to Section 2.1, Orexigen will make the following royalty payments (the “Royalties”) to GSK in the amounts and in the manner specified below, within [***] ([***]) days after the milestones specified below:

Milestones	Royalty
(1) Effective Date	U.S. $[***]

(2) The earliest to occur of:	U.S. $[***] (the “Second Royalty Payment”)

(a) [***];

(b) [***];

(c) [***]; or

(d) [***]

Section 3.2 Royalty Payment Provisions.

(i) All Royalties are non-refundable.

(ii) All Royalties shall be paid by Orexigen, in U.S. Dollars, by wire transfer of immediately available funds to GSK’s account listed on Exhibit A, or to such other account as GSK designates in writing to Orexigen. Orexigen shall send written confirmation of such payments of Royalties at the time they are made to the addresses set forth in Section 11.1.

(iii) In no event shall Orexigen have any right to reclaim any Royalties already paid to GSK.

(iv) The Royalties shall be internally allocated by GSK as follows: [***]% to SB and [***]% to GGL.

Article 4. Product Development and Commercialization. As of the Effective Date and during the Term, Orexigen will have full control, authority and responsibility over research, development, registration, manufacture, commercialization, marketing and sale of all Licensed Product in each country in the Field in the Territory, and all such activity will be undertaken at Orexigen’s sole expense and discretion.

Article 5. Confidential Information.

Section 5.1 Confidential Information. During the Term, and for a period of five (5) years after the effective date of the expiration or earlier termination of this Agreement for any permitted reason contained herein, the Parties agree that:

..***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

(i) The Parties will not disclose, directly or indirectly, in any manner whatsoever to any Third Parties any Confidential Information received from the other Party (the “Disclosing Party”) without first obtaining the written consent of the Disclosing Party which such consent shall not be unreasonably withheld, conditioned or delayed, and the Parties will keep confidential, all of the Disclosing Party’s Confidential Information that is disclosed to such Party (the “Receiving Party”), provided that a Party may disclose the specific terms of this Agreement (a) to attorneys, accountants, advisors, lenders, investors and bona fide prospective lenders and investors who are bound by obligations of confidentiality no less restrictive than those set forth herein or who are otherwise bound by ethical or other similar obligations, or (b) pursuant to business discussions wherein a letter of intent or binding agreement has been executed or a term sheet has been completed relating to a sale of substantially all the assets of Orexigen, an equity investment in Orexigen, a merger, a sublicense permitted hereunder, or a Change of Control, so long as such discussions are subject to a nondisclosure agreement. The Receiving Party agrees to use the same level of care in safeguarding the Disclosing Party’s Confidential Information that the Receiving Party uses with its own confidential information of a similar nature, but in no event less than reasonable care. The Receiving Party will restrict disclosure of the Disclosing Party’s Confidential Information solely to those of its (or its Affiliates’ or any Sublicensee’s) employees or representatives having a need to know such Confidential Information in order to accomplish the purposes of this Agreement. The Receiving Party represents that its employees and representatives who will have access to the Disclosing Party’s Confidential Information are bound by an obligation to maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Article 5.

(ii) The Receiving Party will not use the Disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the performance of its obligations under this Agreement or as otherwise expressly permitted by the Disclosing Party in writing.

(iii) Except as set forth herein in Section 5.1(i), the Receiving Party will not, directly or indirectly, without the Disclosing Party’s prior written consent, disclose in any manner whatsoever to any Third Party the fact that the Disclosing Party’s Confidential Information exists or has been made available to the Receiving Party, or disclose in any manner whatsoever to any Third Party any provisions, or terms, or conditions, or any other fact relating to this Agreement, that this Agreement exists.

(iv) In the event that the Receiving Party is required by Applicable Law in the Territory, or requested by a governmental body or regulatory agency in the Territory, to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, the Receiving Party will co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with the confidentiality provisions of this Agreement, the Receiving Party will, without liability hereunder, furnish only that portion of the Confidential Information to such governmental body or agency that the Receiving Party is advised by its counsel is required to be disclosed by Applicable Law, and the Receiving Party will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Disclosing Party’s Confidential Information.

(v) Upon the effective date of the termination of this Agreement for any reason, the Disclosing Party may so request in writing, and the Receiving Party will either: (a) promptly destroy all copies of the Disclosing Party’s Confidential Information in the possession of the Receiving Party and confirm such destruction in writing to the Disclosing Party; or (b) promptly deliver to the Disclosing Party, at the Receiving Party’s expense, all copies of such Confidential Information in the possession of the Receiving Party. Additionally, upon termination of this Agreement for any reason, the Receiving Party will immediately cease all use of the Disclosing Party’s Confidential Information including, without limitation, removing all references to such Confidential Information from its internal analyses, memoranda, compilations, studies or other documents. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in this Section 5.1.

(vi) The Disclosing Party may seek to enforce all rights and legal remedies available under this Article 5 or by law, including, without limitation, injunctive relief, specific performance and other equitable remedies in the event of a breach of the provisions of this Article 5 by the Receiving Party, and the Receiving Party will not object to such attempt at enforcement on the grounds that there is adequate remedy at law.

Section 5.2 Publicity. Other than as required by the Applicable Law in the Territory, no public announcement or other disclosure to any Third Party in any manner whatsoever concerning the specific terms will be made, either directly or indirectly, by either Party, without first obtaining the prior written consent of the other Party, which such consent may not be unreasonably withheld conditioned or delayed, provided that a Party may disclose the specific terms of this Agreement (a) to attorneys, accountants, advisors, lenders, investors and bona fide prospective lenders and investors who are bound by obligations of confidentiality no less restrictive than those set forth herein or who are otherwise bound by ethical or other similar obligations, or (b) pursuant to business discussions wherein a letter of intent or binding agreement has been executed or a term sheet has been completed relating to a sale of substantially all the assets of Orexigen, an equity investment in Orexigen, a merger, a sublicense permitted hereunder, or a Change of Control, so long as such discussions are subject to a nondisclosure agreement. In addition, in the event that either Party is requested by a governmental body or regulatory agency to disclose the terms or subject matter of this Agreement, such Party will notify the other Party promptly so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the terms of this Section 5.2. In the event that no such protective order or other remedy is obtained, or that such other Party waives compliance with the confidentiality provisions of this Agreement, the Party that has been requested to make a disclosure will, without liability hereunder, furnish only that portion of the information relating to the terms or subject matter of this Agreement to such governmental body or agency that such Party is advised by its counsel is required to be disclosed by Applicable Law, and such Party will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the information being disclosed.

Article 6. Patent Prosecution and Litigation.

Section 6.1 Responsibility for Licensed Patents. GSK (and its Affiliates) will at all times, during the Term and after the expiration or earlier termination thereof for any reason, solely own all right, title and interest in and to the Licensed Patents. During the Term, GSK will continue to have responsibility for and control over, at its sole cost and expense, the filing, prosecution and maintenance of the Licensed Patents. GSK shall use its commercially reasonable efforts to maintain and enforce the Licensed Patents.

Section 6.2 Patent Infringement. In the event that either Party becomes aware of actual or threatened infringement of a patent included within Licensed Patents in the Territory, that Party will promptly notify the other Party in writing. GSK will have the sole right, but not the obligation, to bring, at its own expense, an infringement action against any Third Party. GSK will have full control over its conduct, including settlement thereof.

Article 7. Trademarks. Orexigen will be responsible for the selection of all Trademarks, Trade Dress, Copyrights, packaging, selling marks (e.g., taglines and slogan marks), and advertising that it employs in connection with Licensed Product in the Field in the Territory and will own and control such Trademarks, Trade Dress, Copyrights, packaging, selling marks (e.g., taglines and slogan marks), and advertising Orexigen uses with regard to the Licensed Product in the Field in the Territory.

Article 8. Term and Termination.

Section 8.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless sooner terminated as provided in Section 3.2(ii), Section 8.2, Section 8.3 or Section 11.3(vi), will expire, on a country-by-country basis, on the date of the expiration, lapse or invalidation (by a decision of a court or regulatory authority in such country that is non-appealable or not appealed within the time allowed for appeal) of the last remaining patent or patent application within the Licensed Patents in such country. Upon the expiration of this Agreement in any country of the Territory under this provision, Orexigen will be permitted to make, have made, use, sell, offer for sale and import and file for and obtain Regulatory Approval of Licensed Product in the Field in such country on a fully paid-up, royalty-free basis without further obligation to GSK.

Section 8.2 Termination by Orexigen. Orexigen may immediately terminate this Agreement with respect to any country in the Territory or in its entirety at any time during the Term, for any reason whatsoever, by giving GSK [***] ([***]) Business Days’ prior written notice thereof; provided, however, that before the milestone occurs that triggers the Second Royalty Payment obligation, Orexigen may only exercise such right to terminate the Agreement with respect to any country in the Territory or in its entirety with such written notice if Orexigen determines in good faith, using the same standards that Orexigen would use in assessing whether or not to continue the development or commercialization of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of Licensed Product does not justify the continued development and/or commercialization of Licensed Product in such country.

.***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Section 8.3 Termination by the Parties.

(i) The Parties may terminate this Agreement at any time and for any reason during the Term upon their mutual written agreement.

(ii) Termination for Breach

(a) Each Party will be entitled to terminate this Agreement by giving written notice to the other Party in the event that the other Party is in material default or breach of any of its obligations hereunder and fails to remedy any such default or breach within [***] ([***]) days after notice thereof by the non-defaulting/non-breaching Party (provided that such cure period shall be [***] ([***]) days with respect to any breach of Orexigen’s payment obligations hereunder). If such default or breach is not corrected within the foregoing cure period, the non-defaulting/non-breaching Party will have the right to immediately terminate this Agreement by giving written notice to the Party in default or breach, provided the notice of termination is given within [***] ([***]) months of the default and prior to correction of the default or breach. In the event of a termination by GSK pursuant to this Section 8.3(ii)(a), this Agreement and all licenses granted hereunder shall be deemed terminated as of the effective date of such termination notice.

(b) If Orexigen has furnished written notice to GSK of the identity and address of any Sublicensee as provided in Section 2.2, GSK agrees that it shall provide contemporaneous written notice to such Sublicensee (at the address set forth in the notice provided pursuant to Section 2.2) of any notice of material default or breach of any provision of this Agreement being furnished to Orexigen as provided in Section 8.3(ii)(a).

(iii) Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party: (A) if such other Party files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for the reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; or (B) if such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed with [***] ([***]) days after the filing thereof; or (C) if such other Party proposes or is a party to any dissolution or liquidation; or (D) if such other Party makes an assignment for the benefit of creditors.

.***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Section 8.4 Rights and Duties upon Expiration or Termination.

(i) Termination or expiration of this Agreement for any reason will terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in:

(a) Section 8.1;

(b) Section 8.4;

(c) Article 10;

(d) Section 11.2; and

(e) Article 1 for the sole purposes of interpreting the obligations and liabilities between the Parties surviving termination of this Agreement;

which obligations and liabilities will survive termination or expiration of this Agreement indefinitely.

(ii) Notwithstanding the foregoing, in the event that GSK terminates this Agreement pursuant to Section 8.3(ii) due to the failure of Orexigen to make any payment owed to GSK under Section 3.1 of this Agreement, Section 2.4 shall survive such termination

(iii) Upon termination of this Agreement, GSK will have the right to retain any sums already paid by Orexigen hereunder.

(iv) Termination of this Agreement in accordance with the provisions hereof will not limit remedies that may be otherwise available in law or equity.

(v) For the avoidance of doubt, upon the termination of this Agreement by GSK pursuant to Section 8.3, GSK’s grant of a license under the Licensed Patents to Orexigen pursuant to Article 2 hereof, will terminate and Orexigen will no longer have rights under the Licensed Patents.

Article 9. Representations, Warranties and Covenants.

Section 9.1 GSK and Orexigen each hereby represent and warrant to the other as follows:

(i) It is a corporation, respectively, duly organized, validly existing and is in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

(ii) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any Applicable Law or any provision of its certificate of incorporation, by-laws or other founding document, or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(iii) It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

(iv) This Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor’s rights generally.

Section 9.2 GSK represents and warrants to Orexigen that:

(i) GSK and its Affiliates hold all right, title and interest in and to the Licensed Patents, and neither GSK nor its Affiliates have granted nor will grant, transfer or assign any rights to the Licensed Patents that are inconsistent with or that limit the rights granted to Orexigen under this Agreement;

(ii) GSK has the full and unconditional right and ability to grant the licenses specified in Section 2.1 and Section 2.2 of this Agreement and to grant the covenant not to sue under Section 2.5; and

(iii) the Licensed Patents are free and clear of any liens, mortgages, security interests, charges, encumbrances, as of the Effective Date.

Section 9.3 Orexigen represents and warrants to GSK that Orexigen has the full and unconditional right and ability to grant the covenant not to sue under Section 2.4.

Section 9.4 EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS AND COVENANTS CONTAINED IN THIS AGREEMENT, NEITHER LICENSOR NOR LICENSEE MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES OR REPRESENTATIONS AS TO VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS.

Article 10. Dispute Resolution and Indemnification.

Section 10.1 Dispute Resolution. If a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties that they are unable to resolve (a “Dispute”), each of the Parties will, within a reasonable amount of time after any such Dispute arises but in no event not more than [***] ([***]) Business Days after such Dispute arises (or in the event that there is a cure period as provided in Section 8.3(ii), within [***] ([***]) Business Days after the expiration of the applicable cure period), be entitled to submit to the other Party written notice of such Dispute, with such notice setting forth in reasonable detail the nature of the dispute (the “Dispute Notice”). For a period of [***] ([***]) Business Days after the date of the receiving Party’s receipt of the Dispute Notice, the Parties will seek to resolve such Dispute by good faith negotiation between representatives of the Parties. If at the end of such [***] ([***]) day period the Dispute remains unresolved, such Dispute will be presented to the President of SROne, an Affiliate of GSK or his designee and the Chief Executive Officer of Orexigen or his designee, for resolution of such Dispute by good faith negotiations. If at the end of a subsequent [***] ([***]) Business Day period the Dispute remains unresolved, the Parties may only seek relief for such Dispute by referring such Dispute to arbitration under the rules of American Arbitration Association (the “AAA”), subject to Section 11.2. The arbitration will be conducted by a panel of three (3) arbitrators, one of which shall be selected by GSK, one of which shall be selected by Orexigen, and one of which shall be jointly selected by the first two arbitrators (or, in the absence of their agreement within [***] ([***]) days, by the AAA), in the City of New York, NY. The costs of the three arbitrators and the AAA shall be [***]. The decision of such arbitration panel will be final and binding upon the Parties, and judgment upon such award may be entered in any court having jurisdiction thereof. The provisions of this Section 10.1 will not restrict in any way the Parties’ rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction.

Section 10.2 Orexigen Indemnification Obligations. Orexigen will indemnify, defend and hold harmless GSK, its Affiliates, and their respective officers, directors, trustees, agents and employees (collectively, “GSK Indemnitees”), from and against any and all losses, liabilities, claims, obligations, demands, awards, settlements, penalties, suits, damages, costs, fees and expenses, including, except to the extent provided otherwise in Section 10.4, reasonable attorneys’ fees and expenses (collectively, “Losses”), directly arising from any action, suit, demand, complaint or other form of proceeding (a “Claim”) made or brought against a GSK Indemnitee by or on behalf of a Third Party, solely to the extent that such Claim is based on or arises out of or in connection with:

(i) The negligent, grossly negligent, reckless or willful actions or omissions of any Orexigen Indemnitee in performing Orexigen’s obligations under this Agreement;

(ii) the material breach of any covenant, warranty or representation, whether express or implied, made by Orexigen under this Agreement;

.***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

(iii) the death of, injury to, or damage to property of any Person resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Product; and/or

(iv) any material violation of Applicable Law by any Orexigen Indemnitee or any of their respective Affiliates.

Provided, however, Orexigen will not indemnify and hold any GSK Indemnitees harmless for the items set forth in items (i) through (iv) of this Section 10.2 to the extent such item was attributable to the legal fault of any GSK Indemnitee, or the negligent, grossly negligent or intentional wrongful acts or omissions of any GSK Indemnitee, or any GSK Indemnitee’s failure to comply in any material respect with the provisions of this Agreement, or any GSK Indemnitee’s failure to comply in any material respect with Applicable Law, or any matter for which GSK is obligated to indemnify a Orexigen Indemnitee as provided in Section 10.3.

Section 10.3 GSK Indemnification Obligations. GSK will indemnify, defend and hold harmless Orexigen, its Affiliates, and their respective officers, directors, trustees, agents and employees (collectively, “Orexigen Indemnitees”), from and against any and all Losses directly arising from any Claim made or brought against a GSK Indemnitee by or on behalf of a Third Party, solely to the extent that such Claim is based on or arises out of:

(i) the material breach of any covenant, warranty or representation, whether express or implied, made by GSK under this Agreement; and/or

(ii) any material violation of Applicable Law by any GSK Indemnitee or any of their respective Affiliates.

Provided, however, GSK will not indemnify and hold Orexigen Indemnitees harmless for the items set forth in items (i) through (iii) of this Section 10.3 to the extent such item was attributable to the legal fault of any Orexigen Indemnitee, or the negligent, grossly negligent or intentional wrongful acts or omissions of any Orexigen Indemnitee, or any Orexigen Indemnitee’s failure to comply in any material respect with the provisions of this Agreement, or any Orexigen Indemnitee’s failure to comply in any material respect with Applicable Law, or any matter for which Orexigen is obligated to indemnify a GSK Indemnitee as provided in Section 10.2.

Section 10.4 Indemnity Procedures. A Person entitled to indemnification pursuant to either Section 10.2 or Section 10.3 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event an Indemnitee is seeking indemnification under either Section 10.2 or Section 10.3, the Indemnitee will inform the Indemnitor of a Claim as soon as reasonably practicable after it receives notice of the Claim; provided that the failure so to notify the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnitor demonstrates that it is materially prejudiced thereby. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the claim (including the right to settle the Claim solely for monetary consideration), and, at the Indemnitor’s expense, will cooperate as reasonably requested in the defense of the Claim. The

Indemnitee will have the right to retain its own counsel at its own expense. The Indemnitor may not settle such Claim, or otherwise consent to an adverse judgment in such Claim, that would subject the Indemnitee to an injunction or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, without the express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed so long as (i) there is no finding or admission of any violation of applicable law or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the Indemnitee’s rights are not restricted by such settlement or judgment.

Section 10.5 No Punitive, Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

Section 10.6 Insurance. Orexigen hereby represents that it is self-insured for products liability and general liability, and that it has and will maintain those coverages for the Term in amounts that are in accord with reasonable practices in the pharmaceutical industry for products such as Licensed Product.

Article 11. Miscellaneous.

Section 11.1 Notices. Notices required or permitted under this Agreement will be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), (provided, that failure of such confirmation will not affect the validity of such notice by facsimile to the extent the receipt of such notice is confirmed by the act of the receiving Party (e.g., a facsimile of the receiving Party submitting its receipt of such notice)) and will be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

If to GSK:

SROne

161 Washington Street

Suite 500

Conshohocken, PA 19428

Attention: Finance Manager

Facsimile: (610) 567-1039

and

with a copy to:

GlaxoSmithKline

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

Attention: Legal Operations, Business Development Transactions

and

SmithKline Beecham Corporation

2301 Renaissance Boulevard

King of Prussia, PA 19406-2772

Attention: Vice President and Associate General Counsel

R&D Legal Operations – Business Development Transactions Team

Facsimile: (610) 787-7084

If to Orexigen:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

Attention: General Counsel

Facsimile: 858-875-8650

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130-2071 Attention: Cheston Larson

Facsimile: 1.858.523.5450

Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws applicable in such jurisdiction. Any dispute under this Agreement shall be decided in the federal or state courts within the State of New York. This Agreement and any amendment hereto may be executed in counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11.3 Miscellaneous.

(i) Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

(ii) Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

(iii) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original.

(iv) Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings, including, without limitation, the Draft Term Sheet (Non-Binding) between the Parties dated on or about May 26, 2009, which prior writings and understandings are hereby terminated other than the survival provisions set forth therein. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

(v) No Third Party Beneficiaries; No Partnership. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, subject to Section 11.3(vi), and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise. Nothing contained in this Agreement will be deemed to constitute the Parties partners with each other or any Third Party.

(vi) Assignment and Successors. Neither this Agreement nor any interest hereunder may be assigned, sold, transferred or otherwise disposed of by either Party without the prior written consent of the other Party (and any Sublicensee may only assign, sell, transfer or otherwise dispose of its interest hereunder with the consent of both Parties hereto) which written consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that either Party may assign this Agreement or any part of its rights and obligations hereunder (a) to any Affiliate of such Party or (b) to any corporation with which such Party may merge or consolidate, or to which it may transfer all or substantially all of its business or assets, without obtaining the consent of the other Party, provided further, that any such assignee of a Party delivers to the other Party a legally binding document committing such assignee to be bound to the obligations to such other Party under this Agreement (such delivery to be a condition to the validity of an assignment under the first proviso in this sentence). Any attempted assignment, sale or transfer in violation of the prior sentence shall be null and void ab initio.

(vii) Force Majeure. Neither GSK nor Orexigen will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of GSK or Orexigen. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

(viii) Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement will not be affected.

(ix) Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other commercially reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(x) Relationship of the Parties. It is not the intent of the Parties to form any partnership or joint venture. Each Party will, in relation to its obligations hereunder, be deemed to be and will be an independent contractor, and nothing in this Agreement will be construed to give such Party the power or authority to act as agent for the other Party for any purpose, or to bind or commit the other Party in any way whatsoever.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives as of the date first set forth above.

SMITHKLINE BEECHAM CORPORATION,
DOING BUSINESS AS GLAXOSMITHKLINE

By:	/s/ William J. Mosher
Name:	William J. Mosher
Title:	Vice President and Secretary

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:	Corporate Director

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael Narachi
Name:	Michael Narachi
Title:	President and CEO

EXHIBIT A

WIRE INSTRUCTIONS

See attached.

[***]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.